SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 20, 2002

NRG South Central Generating LLC (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

333-48900 (Commission File Number)	41-1963217 (IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300 Minneapolis, MN (Address of principal executive offices)	55402 (Zip Code)

Registrant’s telephone number, including area code	612-373-5300

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

On November 20, 2002, NRG South Central Generating LLC, a wholly owned, indirect subsidiary of NRG Energy, Inc., received a notice of acceleration from the bond trustee, on behalf of bondholders, for its 8.962 percent senior secured series A-1 bonds due 2016 and its 9.479 percent senior secured series B-1 bonds due 2024. The notice of acceleration renders the approximately $750 million in debt, which is non-recourse to NRG Energy, immediately due and payable.

Based on discussions with the bondholders, it is NRG’s understanding that the bond trustee issued the acceleration notice to preserve certain rights, and NRG continues negotiations with bondholders.

NRG will continue to work with its lenders toward an overall restructuring of NRG’s debt, and does not believe that the NRG South Central Generating bondholders’ action will negatively affect the course of those discussions.

NRG South Central Generating defaulted on the bonds when it did not make approximately $47 million in combined principal and interest payments, due September 15, on the two bond issuances and did not make the required payments before the 15-day grace period expired.

This Current Report on Form 8-K includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be indentified in this document by the words “anticipate,” “estimate,” “expect,” guidance,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; the unwillingness of the banks and other creditors to continue to work with NRG regarding its restructuring; and the other risk factors listed from time to time by NRG Energy in reports filed with the Securities and Exchange Commission (SEC).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG South Central Generating LLC (Registrant)

By	/s/ C. Adam Carte C. Adam Carte Treasurer (Principal Financial Officer)

Dated: November 21, 2002